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                            [ERNST & YOUNG LLP LETTERHEAD]


                           CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration
Statements of The Macerich Company on Form S-3 dated February 5, 1997, Form S-8 (No. 33-84038) pertaining to the 1994 Eligible Director's Stock Option Plan and Form S-8 (No. 33-84040) pertaining to the 1994 Stock Incentive Plan of our report dated February 13, 1997, with respect to the combined statement of revenue and certain expenses for the year ended December 31, 1996 of South Towne Center and South Towne Marketplace included in the current report on Form 8-K/A dated October 15, 1997 of The Macerich Company.


                                                     /s/ Ernst & Young LLP


Chicago, Illinois
October 15, 1997